As filed with the Securities and Exchange Commission on November 21, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

OPTION CARE, INC.

Delaware	36-3791193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

485 Half Day Road, Suite 300
Buffalo Grove, Illinois 60089
(847) 465-2100

Rajat Rai

Chief Executive Officer

485 Half Day Road, Suite 300

Buffalo Grove, Illinois 60089

(847) 465-2100

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copies of all correspondence to:

Heather R. Badami, Esq.
Bryan Cave LLP
700 13th Street, N.W., Suite 700
Washington, D.C. 20005
(202) 508-6000

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Class	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	389,014	$13.42	$5,220,568	$558.60

(1)                                  Pursuant to Rule 416(a), this Registration Statement also covers any additional shares of the Registrant’s common stock, par value $0.01 per share, that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low reported sales price per share of common stock as reported on the Nasdaq Global Select Market on November 14, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated November 21, 2006

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

®

Option Care, Inc.

389,014 Shares of Common Stock

The selling stockholders are offering to sell up to 389,014 shares of our common stock.  We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

The selling stockholders may sell the shares of common stock offered by this prospectus at prices determined by the prevailing market prices for the common stock or in negotiated transactions.  The selling stockholders may also sell the shares to or with the assistance of broker-dealers.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OPTN.”  On November 20, 2006, the last reported sale price of our common stock was $13.95 per share.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                          .

All trademarks, service marks and trade names in this prospectus are the property of their respective owners.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock that they own. Each time the selling stockholders offer shares of common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplements together with the information incorporated by reference in this prospectus and, if applicable, any supplement hereto. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” for more information.

We have not authorized anyone to provide you with information other than the information contained herein or incorporated by reference as set forth under “Incorporation of Certain Documents by Reference”. None of the shares of common stock covered by this prospectus are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the SEC.

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THE COMPANY

Unless we indicate otherwise in this prospectus or the context otherwise requires, “Option Care,” “the company,” “our company” “we,” “us” and “our” refer to Option Care, Inc. and its subsidiaries.

Option Care is a leading integrated provider of specialty pharmacy services and home infusion pharmacy services to patients with acute or chronic conditions that can be treated at home, at one of its local ambulatory infusion suites or in a physician’s office. We provide these services to patients on behalf of managed care organizations, government healthcare programs and pharmaceutical manufacturers through two central high volume distribution facilities and 57 company-owned locations and 54 franchise locations. Our services include the distribution of infused and ingestible medications, patient care coordination, compliance management and reimbursement support. For the nine months ended September 30, 2006 and for the year ended December 31, 2005, we generated $465.2 million and $506.4 million in net revenues, respectively, and net income of $14.9 million and $22.7 million, respectively.

We are a leading provider to managed care organizations and other third party payors, patients, physicians and pharmaceutical manufacturers with a cost-effective solution for both home infusion pharmacy services and specialty pharmacy services nationwide. Our combination of national and local distribution capabilities, sales and marketing resources, clinical staff and information systems support our customers as follows:

•                       Payors—We provide payors with a comprehensive approach to meeting their pharmacy services needs. Our provision of infusion pharmacy services in the patient’s home or at one of our local ambulatory infusion centers offers a lower cost alternative to providing these therapies in a hospital setting.  Our specialty pharmacy services offer payors a cost effective solution for the distribution of specialty pharmaceuticals directly to patients for self-administration. We also provide the direct distribution of biotech pharmaceuticals to physicians’ offices for in-office administration. This provides payors with a cost-effective alternative to direct billing of biotech pharmaceuticals by physicians. We also provide payors with utilization and outcomes data to evaluate therapy effectiveness.

•                       Patients—We improve patients’ quality of life by allowing them to remain at home while receiving necessary medications, supplies and services or visit one of our ambulatory infusion centers to receive care. In addition, we help manage patients’ conditions through counseling and education regarding their treatment and by providing ongoing monitoring to encourage patient compliance with the prescribed therapy. We also provide services to help patients receive reimbursement benefits.

•                       Physicians—We assist physicians with time-intensive patient support by providing care management related to their patients’ pharmacy needs and improving compliance with therapy protocols. We eliminate the need for physicians to carry inventories of high cost prescriptions by distributing the medications directly to patients’ homes or, if required, to the physicians’ offices. We either bill the payor directly or assist the patient in the submission of claims to the payor.

•                       Pharmaceutical Manufacturers—We provide pharmaceutical manufacturers with a broad distribution channel for their existing pharmaceuticals and their new product launches. We implement patient monitoring programs that encourage compliance with the prescribed therapy. We also provide valuable clinical information in the form of outcomes and compliance data to manufacturers to aid in their evaluation of the efficacy of their products.

Our company was founded in 1979 and was a pioneer in the delivery of home infusion services. The industry was formed when the technology emerged allowing for the safe and cost-effective administration of infused medications in a home environment. In addition, Medicare reimbursement changes in 1984 encouraged hospitals to reduce length of stays creating increased discharges to alternate site settings. During the 1980’s, the company expanded its services nationally with a franchise model targeting markets with populations of fewer than 300,000. The company completed its initial public offering on April 23, 1992 and embarked on transitioning the company from a franchise organization to a healthcare services provider through an acquisition program targeting franchised and non-affiliated operations.

Since the mid-1990’s, Option Care has focused on building a leadership position in the home infusion industry in markets of all sizes and has been able to leverage its local pharmacy capabilities to distribute niche high cost therapies targeting chronic conditions. Due to the robust biotech pharmaceutical product pipeline, Option Care has seen a significant increase in the distribution of these high cost specialty medications. As a result, the company has created a specialized service offering that meets the needs of patients, product manufactures and managed care organizations.

We were incorporated in Delaware in July 1991. Our principal executive offices are located at 485 Half Day Road, Suite 300, Buffalo Grove, Illinois 60089, and our telephone number is (847) 465-2100. We maintain an Internet website at http://www.optioncare.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risks described below and all other information contained or incorporated by reference in this prospectus. The risks and uncertainties described below and in other filings incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.

Risks Related To Our Business

Our revenue and profitability will decline if the pharmaceutical industry undergoes certain changes, including limiting or discontinuing research, development, production and marketing of the pharmaceuticals that are compatible with the services we provide.

Our business is highly dependent on the ability of biotech and other pharmaceutical companies to develop, supply and market pharmaceuticals that are compatible with the services we provide. Our revenue and profitability will decline if those companies were to sell pharmaceuticals directly to the public or fail to support existing pharmaceuticals or develop new pharmaceuticals. Our business could also be harmed if the pharmaceutical industry experiences any of the following developments:

•                       supply shortages;

•                       pharmaceutical recalls;

•                       an inability to finance product development because of capital shortages;

•                       a decline in product research, development or marketing;

•                       a reduction in the retail price of pharmaceuticals;

•                       changes in the FDA approval process; or

•                       government or private initiatives that alter how pharmaceutical manufacturers, health care providers or pharmacies promote or sell products and services.

If we lose relationships with managed care organizations and other non-governmental third party payors, we could lose access to a significant number of patients and our revenue and profitability could decline.

We are highly dependent on reimbursement from managed care organizations and other non-governmental third party payors. For the nine months ended September 30, 2006 and for the fiscal years ended December 31, 2005, 2004, and 2003, respectively, 80%, 83%, 82%, and 82% of our revenue came from managed care organizations and other non-governmental payors, including self-pay patients. Many payors seek to limit the number of providers that supply pharmaceuticals to their enrollees in order to build volume that justifies their discounted pricing. From time to time, payors with whom we have relationships require that we bid against our competitors to keep their business. As a result of such bidding process, we may not be retained, and even if we are retained, the prices at which we are able to retain the business may be reduced. The loss of a payor relationship could significantly reduce the number of patients we serve and have a material adverse effect on our revenue and net income, and a reduction in pricing could reduce our gross margins and our net income.

The loss of our contract with Blue Cross and Blue Shield of Florida would materially decrease our revenue.

Our principal managed care contract is with Blue Cross and Blue Shield of Florida, Inc. For the nine months ended September 30, 2006 and for the fiscal years ended December 31, 2005, 2004, and 2003, respectively, 13%, 13%, 15%, and 17% of our revenue was related to this contract. The contract is terminable by either party on 90 days’ notice and, unless terminated, renews annually each September for an additional one-year term. The loss of this contract, or a material reduction in our pricing or pharmaceutical sales under this contract, would materially decrease our revenue and net income.

Changes to reimbursement rates from Medicare and Medicaid for the services we provide may cause our revenue and profitability to decline.

For the nine months ended September 30, 2006 and for the fiscal years ended December 31, 2005, 2004, and 2003, respectively, 20%, 17%, 18%, and 18% of our revenue came from reimbursement by federal and state programs such as Medicare and Medicaid. Reimbursement from these and other government programs is subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments, governmental funding restrictions and changes to or new legislation, all of which may materially affect the amount and timing of reimbursement payments to us.  Changes to the way Medicare pays for our services may reduce our revenue and profitability on services provided to Medicare patients and may increase our working capital requirements.

In addition, we are sensitive to possible changes in state Medicaid programs as we do business with a number of state Medicaid providers.  Budgetary concerns in many states have resulted in and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by government programs for our products or services or changes in regulations governing such reimbursements could cause our revenue and profitability to decline and increase our working capital requirements.

Our actual financial results might vary from our publicly disclosed results and forecasts.

Our actual financial results might vary from those anticipated by us, and these variations could be material. From time to time we publicly provide earnings guidance. Our forecasts reflect numerous assumptions concerning our expected performance, as well as other factors, which are beyond our control, and which might not turn out to be correct. Although we believe that the assumptions underlying our projections are reasonable, actual results could be materially different.  Our financial results are subject to numerous risks and uncertainties, including those identified throughout these “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference.

Our gross profit could decrease if there are changes in the calculation of Average Wholesale Price (“AWP”) for the prescription drugs we sell, or if managed care organizations and other private payors replace Average Wholesale Price with a different reimbursement system.

Our gross margin margins are largely controlled by our ability to purchase prescription drugs at discounted prices and to negotiate profitable managed care contracts.  Contracts for the services we provide generally reference certain published benchmarks to establish pricing for prescription drugs.  These benchmarks include average wholesale price (“AWP”), wholesale acquisition cost (“WAC”) maximum allowable cost (“MAC”) and average sales price (“ASP”).  Most of our contracts utilize the AWP standard as published by First DataBank and a number of other private companies.  Recent events have raised uncertainties as to whether the AWPs published by First DataBank will decline, resulting in a reduction of our gross profit margins.

Specifically, in the recently announced proposed settlement in the case New England Carpenters Health Benefits Fund, et al. v. First DataBank, et al., Civil Action No. 1:05-CV-11148-PBS (D. Mass.), a civil class action case brought against First DataBank, one of several companies that report data on prescription drug prices, First DataBank has agreed to reduce the reported AWP of over 8,000 specific pharmaceutical products by four percent. At this time the proposed settlement has received neither preliminary nor final court approval. We cannot predict the outcome of this case, or, if the settlement is approved, the precise timing of any of the proposed AWP changes.  In the absence of any mitigating action on our part, the proposed reduction in First DataBank’s published AWP could reduce our revenue and narrow our gross profit margins.

Some managed care organizations are adopting ASP as the standard measure for determining reimbursement rates in new or renegotiated contracts.  To the extent that we are not able to negotiate new ASP-based contracts with managed care organizations that produce gross profit margins comparable to our existing AWP-based contracts, our revenue and gross profit may be reduced.

We are subject to pricing pressures and other risks involved with third party payors.

Competition for patients, efforts by traditional third party payors to contain or reduce healthcare costs, and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement for home infusion and specialty pharmacy services. Changes in reimbursement policies of governmental third party payors, including policies relating to Medicare, Medicaid and other federal and state funded programs, could reduce the amounts reimbursed to our customers for our products and, in turn, the amount these customers would be willing to pay for our products and services, or could directly reduce the amounts payable to us by such payors. Pricing pressures by third party payors may continue, and these trends may adversely affect our business.

Also, continued growth in managed care plans has pressured healthcare providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the healthcare economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of healthcare services and to exert pressure to control healthcare costs. A rapid concentration of revenue derived from individual managed care payors could harm our business.

If we do not adequately respond to competitive pressures, demand for our products and services could decrease.

The markets we serve are highly competitive and subject to relatively few barriers to entry. Local, regional and national companies are currently competing in many of the healthcare markets we serve and others may do so in the future. Some of our competitors have greater financial, technical, marketing and managerial resources than we have. Consolidation among our competitors, such as pharmacy benefit managers (PBMs) and regional and national infusion pharmacy or specialty pharmacy providers could result in price competition and other competitive factors that could cause a decline in our revenue and profitability. We expect to continue to encounter competition in the future that could limit our ability to grow revenue and/or maintain acceptable pricing levels.

Some biotech pharmaceutical suppliers in the specialty pharmacy industry have chosen to limit the number of distributors of their products. If we are not selected as a preferred distributor of one or more of our core products, our business and results of operations could be seriously harmed.

Some biotech pharmaceutical manufacturers attempt to limit the number of preferred distributors that may market certain of their biopharmaceutical products. If this trend continues, we cannot be certain that we will be selected and retained as a preferred distributor or can remain a preferred distributor to market these products. Although we believe we can effectively meet our suppliers’ requirements, there can be no assurance that we will be able to compete effectively with other specialty pharmacy companies to retain our position as a distributor of each of our core products. Adverse developments with respect to this trend could have a material adverse effect on our business and results of operations.

Any termination of, or adverse change in, our relationships with a single source product manufacturer or the loss of supply of a specific, single source specialty drug could have a material adverse effect on our operations.

We sell biotech pharmaceuticals that are supplied to us by a variety of manufacturers, many of which are the only source of that specific pharmaceutical. In order to have access to these pharmaceuticals, and to be able to participate in the launch of new biotech pharmaceuticals, we must maintain good working relations with the manufacturers. Most of the manufacturers of the pharmaceuticals we sell have the right to cancel their supply contracts with us without cause and after giving only minimal notice. One biotech pharmaceutical, Synagis®, which is manufactured and distributed by MedImmune, Inc., represented 8.0%, 7.3%, 6.8%, and 7.1% of our revenue, respectively, for the nine months ended September 30, 2006 and for the fiscal years ended December 31, 2005, 2004, and 2003.  The loss of our relationship with MedImmune, Inc. or with one or more other biotech pharmaceutical manufacturer would reduce our revenue and profitability.

We have recently experienced rapid growth by acquisitions. If we fail to manage our growth effectively, our business could be disrupted and our operating results could suffer.

Our ability to successfully offer our products and services in evolving markets requires an effective planning and management process. In the nine months ended September 2006 and in the years 2005, 2004, and 2003, combined, we completed seventeen separate pharmacy business acquisitions and signed a definite agreement to acquire an eighteenth.  Our growth through acquisitions, combined with the internal growth of our business based on our business plan, may place a strain on our management systems and resources. This growth has resulted in, and will continue to result in an increase in responsibilities for management. To accommodate our growth and compete effectively, we will need to continue to enhance, expand and improve our management and our operational and financial information systems and controls, and to expand, train, manage and motivate our workforce.  Our personnel, systems, procedures, or controls may not be adequate to support our operations in the future in light of anticipated growth. In addition, if we focus our financial resources and management attention on the expansion of our operations rather than our ongoing operations, our financial results may suffer.

If we are unable to acquire additional pharmacy facilities on favorable terms, we will be unable to execute our acquisition and development strategy.

Our strategy includes increasing our revenue and earnings through strategic acquisitions of infusion therapy pharmacies and related businesses. Our efforts to execute our acquisition strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisitions. We continue to evaluate potential acquisition opportunities and expect to complete acquisitions in the future. The facilities we purchase may require working capital from us during the initial months of operation, depending on whether or not we acquire receivables as part of the acquisition agreement. We may acquire businesses with significant unknown or contingent liabilities, including liabilities for failure to comply with health care or reimbursement laws and regulations. While we generally obtain contractual rights to indemnification from owners of the businesses we acquire, our ability to realize on any indemnification claims will depend on many factors, including, among other things, the availability of assets of the indemnifying parties. In the future, we may not be successful in acquiring pharmacies or in achieving satisfactory operating results at acquired pharmacies, and we may not be able to acquire healthcare businesses that produce returns justifying our related investment. Furthermore, we may not be able to obtain sufficient capital resources to fund our acquisitions at terms acceptable to us, or at all.

An impairment of goodwill on our financial statements could adversely affect our financial position and results of operations.

Our acquisitions have resulted in the recording of a significant amount of goodwill on our financial statements. The goodwill was recorded because the purchase price was in excess of the fair value of the net identifiable tangible and intangible assets acquired. We may not realize the full value of this goodwill. As such, we evaluate on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case we would write off the unrecoverable goodwill as a charge against our earnings.

Since our growth strategy will likely involve the acquisition of other companies, we may record additional goodwill in the future. The possible write-off of this goodwill could negatively impact our future earnings. We will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets other than goodwill that meet the criteria specified in the Statement of Financial Accounting Standards No. 141, “Business Combinations,” such as marketing, customer or contract-based intangibles. The amount allocated to these intangible assets could be amortized over a fairly short period, which may negatively affect our earnings.

As of September 30, 2006, we had goodwill of $164.2 million, or 46.3%, of our total assets and approximately 77.8% of stockholders’ equity.

Changes in state and federal government regulation could restrict our ability to conduct our business.

The marketing, sale and purchase of pharmaceuticals and medical supplies and provision of healthcare services generally is extensively regulated by federal and state governments. Other aspects of our business are also subject to government regulation. We believe we are operating our business in compliance with applicable laws and regulations. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. Accordingly, we cannot provide any assurance that our interpretation would prevail or that one or more government agencies will not interpret them differently. Changes in the law or new interpretations of existing law can have a dramatic effect on what we can do, our cost of doing business and the amount of reimbursement we receive from governmental third party payors, such as Medicare and Medicaid. Also, we could be affected by interpretations of what the appropriate charges are under government programs.

Some of the healthcare laws and regulations that apply to our activities include:

•                       The federal “Anti-Kickback Statute” prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered in whole or in part by Medicare, Medicaid, or other government healthcare programs. Although there are “safe harbors” under the Anti-Kickback Statute, some of our business arrangements and the services we provide may not fit within these safe harbors or a safe harbor may not exist that covers the arrangement. The Anti-Kickback Statute is an intent based statute and the failure of a business arrangement to satisfy all elements of a safe harbor will not necessarily render the arrangement illegal, but it may subject that arrangement to increased scrutiny by enforcement authorities. Violations of the Anti-Kickback Statute can lead to significant penalties, including criminal penalties, civil fines and exclusion from participation in Medicare and Medicaid.

•                       The “Stark Law” prohibits physicians from making referrals to entities with which the physicians or their immediate family members have a “financial relationship”(i.e., an ownership, investment or compensation relationship) for the furnishing of certain Designated Health Services (DHS) that are reimbursable under Medicare. The Stark Law exempts certain business relationships which meet its exception requirements. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for DHS that does not fall within an exception is strictly prohibited by the Stark Law. A violation of the Stark Law is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

•                       The Health Insurance Portability and Accountability Act of 1996 (HIPAA) provides federal privacy protections for individually identifiable health information.  Through the adoption of the Privacy Rule, HIPAA set national standards for the protection of health information for providers and others who transmit health information electronically. In addition to regulating privacy of individual health information, HIPAA includes several anti-fraud and abuse laws, extends criminal penalties to private health care benefit programs and, in addition to Medicare and Medicaid, to other federal health care programs, and expands the Office of the Inspector General’s (OIG’s) authority to exclude persons and entities from participating in the Medicare and Medicaid programs.

•                       Pharmacies and pharmacists must obtain state licenses to operate and dispense pharmaceuticals. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect our ability to operate in some states which could adversely impact our business and results of operations.

We may become subject to federal and state investigations.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. Further, amendments to the federal False Claims Act have made it easier for private parties to bring whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions.

The Office of the Inspector General of the Department of Health and Human Services and the Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings. In addition, our executives, some of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation, resulting in adverse publicity against us. We are not aware of any governmental investigations involving any of our company-owned facilities or our executives. A future investigation of us could result in significant liabilities or penalties to us, as well as adverse publicity, and could seriously undermine our ability to compete for business, negotiate acquisitions, hire new personnel and otherwise conduct our business.

We may be subject to liability for the services we offer and the products we sell.

We and other participants in the healthcare market are, have been and are likely to continue to be subject to lawsuits based upon alleged malpractice, product liability, negligence or similar legal theories, many of which involve large claims and significant defense costs. A successful claim not covered by our professional liability insurance or substantially in excess of our insurance coverage could cause us to pay out a substantial award. In addition, we retain liability on claims up to the amount of our deductibles, which generally are $250,000 per occurrence. Further, our insurance policy is subject to annual renewal and it may not be possible to obtain liability insurance in the future on acceptable terms, with adequate coverage against potential liabilities, or at all. Also, claims against us, regardless of their merit or eventual outcome, could be a serious distraction to management and could harm our reputation.

Labor strikes or similar work stoppages within the companies that provide our local and national distribution services could have a negative impact on our results of operations.

We utilize several national delivery companies as an important part of the local and national distribution of our products and services, particularly in the delivery of certain specialty pharmaceutical products.  A portion of the workforce utilized by these delivery companies are members of labor unions.  A labor strike or similar work stoppage within any of the delivery companies that we utilize for distribution could have a negative impact on our results of operations.

Our image and reputation may be harmed by actions taken by our franchisees that are outside of our control.

The majority of our local pharmacy locations are operated by franchisees. Franchisees are independent business owners and are not our subsidiaries or employees. Consequently, the quality of a franchised operation is dependent upon its owner(s) and manager(s). Franchisees may not successfully operate facilities or they may fail to comply with federal and state health care statutes and regulations. If they do not operate their franchises effectively or do not comply with applicable industry regulations, our image and reputation may suffer which could negatively impact our results of operations.

Our gross profit margins may decline if our franchise royalties are reduced.

We rely on royalty payments from our franchisees. For the nine months ended September 30, 2006 and for the fiscal years ended December 31, 2005, 2004, and 2003, we derived 0.9%, 1.4%, 1.9%, and 2.3%, respectively, of our revenue from franchise royalties and related fees (excluding any acquisition settlement or termination gains). Our franchisees pay royalties on their gross receipts. Because there is no “cost of goods sold” associated with this revenue, franchise royalties and other fees represent a significant portion of our gross profit. For the nine months ended September 30, 2006 and for the fiscal years ended December 31, 2005, 2004, and 2003, royalties and other franchise fees represented 3.1%, 4.8%, 6.8%, and 7.6%, respectively, of our gross profit. If our franchisees encounter business or operational difficulties, our revenue from royalties may be adversely affected. Such difficulties may also negatively impact our ability to sell new franchises. In addition, if we are unable to successfully attract new franchisees or if our existing franchise owners do not enter into new franchise agreements with us when their current agreements expire, our franchise revenue, gross profit and overall profitability will decline.

The loss of one or more of our key employees could harm our operations.

Our success depends upon the availability and performance of our key executives, including our Chief Executive Officer, Rajat Rai. We do not have “key person” insurance for any of our key executives. The loss of the services of Mr. Rai or any of our other key executives could have a material adverse effect upon our business and results of operations.

The current or future shortage in licensed pharmacists, nurses and other clinicians could adversely affect our business.

The healthcare industry is currently experiencing a shortage of licensed pharmacists, nurses and other healthcare professionals. Consequently, hiring and retaining qualified personnel will be difficult due to intense competition for their services and employment. Any failure to hire or retain pharmacists, nurses or other healthcare professionals could impair our ability to expand or maintain our operations.

Our certificate of incorporation, our bylaws, and Delaware law contain provisions that could discourage a change in control.

Some provisions of our certificate of incorporation and bylaws, as well as Delaware law, may be deemed to have an anti-takeover effect or may delay or make more difficult an acquisition or change in control not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management team without the concurrence of our board of directors. See “Description of Capital Stock.”

Risks Related To Our Common Stock

The market price of our common stock may experience substantial fluctuations for reasons over which we have little control.

Our common stock is traded on the Nasdaq Global Select Market. The stock price and the share trading volume for companies in the healthcare and health services industry is subject to significant volatility. Both company-specific and industry-wide developments, as well as changes to the overall condition of the US economy and stock market, may cause this volatility. The market price of our common stock could continue to fluctuate up or down substantially based on a variety of factors, including the following:

•                       future announcements concerning us, our competitors, the pharmaceutical manufacturers and managed care companies with whom we have relationships or the health care market;

•                       changes in operating results from quarter to quarter;

•                       sales of stock by insiders;

•                       changes in government regulations;

•                       changes in estimates by analysts;

•                       news reports relating to trends in our markets;

•                       the seasonal nature of pharmaceuticals we offer, including Synagis®;

•                       acquisitions and financings in our industry; and

•                       the overall volatility of the stock market.

Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in our results of operations and general economic, political and market conditions, may adversely affect the market price of our common stock.

 Increases in the “per share” market price of our common stock in future periods could result in dilution of our earnings per share.

Increases in the market price of our common stock may result in dilution of our earnings per share related to the conversion feature of our 2.25% senior convertibles notes.  In accordance with Emerging Issues

Task Force (EITF) Issue 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, our diluted shares must include the dilutive effect of our convertible notes for periods during which the average market price of our common stock exceeds its conversion price per the terms of the notes during a given period.  The conversion price is currently set at $11.97 per share (subject to future adjustment, as needed).  If the average market price of our common stock should exceed the conversion price per share in a given period, our diluted shares would increase, which could reduce our net income per diluted share of such period.  For the fiscal year ending December 31, 2005, the average market price of our common stock exceeded the conversion price in effect at that time and the dilutive effects of the 2.25% senior convertible notes, which totaled approximately 600,000 shares, are included in our diluted earnings per share reported for that period.

We may not have the ability to raise the funds to purchase our outstanding convertible senior notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.

On each of November 1, 2009, November 1, 2014 and November 1, 2019, holders of our convertible senior notes may require us to purchase, for cash, all or a portion of their 2.25% senior convertible notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we will be required to pay the principal, or, in certain circumstances, other amounts, in cash. We may not have sufficient funds for any required repurchase of the notes. In addition, the terms of any borrowing agreements that we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under the agreements. If we fail to repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture for the notes.

Our leverage, primarily relating to our outstanding convertible senior notes, may harm our financial condition and results of operations.

Our total consolidated long-term debt as of September 30, 2006 was $86.3 million, which represents 29.0% of our total capitalization as of that date.  In addition, the indenture for our convertible senior notes will not restrict our ability to incur additional indebtedness.

Our level of indebtedness could have important consequences, because:

•                  it could affect our ability to satisfy our obligations under the notes;

•                  a portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•                  it may impair our ability to obtain additional financing in the future;

•                  it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•                  it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our single largest stockholder and management collectively own approximately 14% of our common stock and may be able to exercise significant influence over the outcome of matters to be voted on by our stockholders.

As of September 30, 2006, Dr. John Kapoor and management together beneficially owned approximately 14% of the outstanding shares of our common stock. Dr. Kapoor is the Chairman of our board of directors. Accordingly, Dr. Kapoor, together with members of our management team, may be able to exercise significant influence with respect to the election of directors, offers to acquire us and other matters submitted to a vote of our stockholders.

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus, including the documents incorporated by reference herein, contains statements that are or will be forward-looking, within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to acquisitions and other business development activities, future capital expenditures and cash needs and the effects of future regulation and competition. You can identify certain forward-looking statements by our use of forward-looking terminology such as the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, factors described under “Risk Factors” and the following:

•                       government and regulatory policies including federal, state and local efforts to reform the delivery of and payment for healthcare services;

•                       sales and renewals of franchises,

•                       technological developments and changes in the competitive environment in which we operate;

•                       our ability to grow through acquisitions and internal development;

•                       general economic conditions (including economic conditions affecting the healthcare industry in particular),

•                       the pricing and availability of equipment and services;

•                       uncertainties affecting our businesses and our franchises and relating to acquisitions (including continuing obligations with respect to completed acquisitions); and

•                       general economic conditions (including economic conditions affecting the healthcare industry in particular).

All forward-looking statements are specifically qualified in their entirety by the foregoing cautionary statement and the “Risk Factors” that appear elsewhere in this prospectus. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of shares of common stock.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, which are on file with the SEC. See “Where You Can Find More Information.”

General

Our certificate of incorporation provides us with the authority to issue 60,000,000 shares of common stock, $0.01 par value per share, and 30,000,000 shares of preferred stock, $0.01 par value per share. As of November 1, 2006, there were 34,361,439 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Our Common Stock

Dividends. Each share of our common stock is entitled to dividends if, as and when dividends are declared by our board of directors and paid. Under Delaware corporate law, we may declare and pay dividends only out of our surplus, or in case there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding year. We may not declare dividends, however, if our capital has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. We will pay any dividend so declared and payable in cash, capital stock or other property equally, share for share, on our common stock.

Voting Rights. Each share of our common stock is entitled to one vote on all matters.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of the shares of our common stock are entitled to share equally, share for share, in the assets available for distribution, subject to any liquidation preference on any outstanding shares of our preferred stock.

Other. No stockholder of our common stock has preemptive or other rights to subscribe for additional shares of our common stock.

Our Preferred Stock

We will issue our preferred stock from time to time in one or more series as determined by our board of directors. Our board of directors is authorized to issue the shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.

Anti-Takeover Effect Of Our Certificate Of Incorporation And Bylaws

Election of the Board of Directors. Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. This classification of the board of directors will make it more difficult for an acquirer or for other stockholders to change the composition of our board of directors. Our certificate of incorporation also provides that a director may be removed only for cause by vote of the holders of a majority of the voting power of our outstanding voting shares. In addition, the bylaws provide that any vacancies in our board of directors will be filled by our board of directors. If the remaining directors do not constitute a quorum, our bylaws permit the vacancy to be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Stockholder Advance Notice Procedure. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. The stockholder notice procedure provides that only persons who are nominated by the board of directors, or a duly authorized board committee, or by a stockholder who has given timely written notice to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under SEC rules and regulations. The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business which has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice to the secretary of our company. This notice is required to include a brief description of the business desired to be brought before the meeting and specified information about the stockholder and the stockholder’s ownership of our capital stock.

Delaware Anti-Takeover Law

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, in general and subject to the exceptions specified in that section, a corporation may not engage in any business combination with any interested stockholder, as defined, for a three-year period following the time that such stockholder became an interested stockholder unless:

•                       prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                       upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•                       at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

Subject to exceptions specified in Section 203 of the Delaware General Corporation Law, an “interested stockholder” is defined, in general, to include:

•                       any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether that person is an interested stockholder; and

•                       the affiliates and associates of any person described in the preceding bullet point.

Section 203 of the Delaware General Corporation Law may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us.

SELLING STOCKHOLDERS

We are registering all shares covered by this prospectus on behalf of the selling stockholders named in the table below.

On February 3, 2005, we acquired all of the outstanding capital stock of Healthcare Options of Minnesota, Inc., the Option Care franchise in St. Cloud, Minnesota, from the sole stockholder of that company, Stephen G. Mareck.  Pursuant to the terms of the stock purchase agreement, a portion of the total consideration payable for this business was determinable based on its financial performance for the twelve months ended January 31, 2006.  On July 18, 2006, we paid a portion of the additional consideration to the sole stockholder in the amount of 69,783 shares of our common stock.

On May 15, 2006, we acquired all of the outstanding stock of I.V. Associates, Inc., our Eatontown, New Jersey franchise, from the shareholders of that corporation.  The initial purchase price was $18.2 million, paid $14.0 million in cash and $4.15 million in shares of our common stock, which were issued on June 14, 2006.  We may owe additional consideration up to $7.4 million, payable in 2007, 2008, and/or 2009 based on achievement of certain financial targets.  The 319,231 shares of common stock with a total value of $4.15 million were issued to the shareholders of the acquired corporation, Michael G. Bell, Thomas A. Young, Jr., and Bruce R. Young.

We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees, distributees or other successors-in-interest, including their affiliates, that receive their shares from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, to resell the shares when they deem appropriate.

The following table sets forth the names of the selling stockholders, the number of shares owned by the selling stockholders prior to this offering, the total number of shares offered under this prospectus, and the number of shares of common stock owned by the selling stockholders after this offering is completed. The number of shares in the column “Shares Being Offered” represents all of the shares that the selling stockholders may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them and currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The table assumes all shares being offered in this offering are sold to non-affiliates of the selling stockholders.  We prepared this table based on the information supplied to us by the selling stockholders named in the table.  None of the selling stockholders will own more than 1% of our outstanding common stock after the offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering	Shares Being Offered	Shares Beneficially Owned After Offering
Stephen G. Mareck	107,130	69,783	37,347
Michael G. Bell	143,654	143,654	0
Thomas A. Young, Jr.	87,788	87,788	0
Bruce R. Young	87,789	87,789	0

PLAN OF DISTRIBUTION

The selling stockholders and their pledges, donees, transferees, distributes or other successors-in-interest may from time to time sell the common stock covered by this prospectus directly to purchasers or offer the common stock through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriters’ discounts or commissions or agents’ commissions from the selling stockholders and/or the purchasers of securities for whom they may act as agent, which underwriters’ discounts or commissions or agents’ commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The sale of the common stock may be effected in transactions (which may involve block transactions):

•             through a securities exchange distribution in accordance with the rules of that exchange,

•             in the over-the-counter market,

•             that are purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus,

•             that are ordinary brokerage transactions and transactions in which the broker solicits purchases,

•             that are privately negotiated transactions,

•             that are short sales, as described below,

•             that consist of one or more underwritten offerings on a firm commitment or best efforts basis,

•             otherwise than through an exchange or in the over-the-counter market,

•             through the writing of options,

•             any combination of any of these methods of sale, and

•             any other method permitted by applicable law.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock.  These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them.  The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders.  The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions.  The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged.

In connection with the sale of the common stock offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock, as the case may be, in the course of the hedging positions they assume. The selling stockholders may also sell the common stock short and deliver the common stock, as the case may be, to close out short positions or loan or pledge the common stock to broker-dealers that in turn may sell the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of such common stock less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with its agent from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “OPTN.”

In addition, any selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by an underwriter, and any profit on the resale of the common stock purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provision.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder may not sell any security described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

At the time of a particular offering of securities by a selling stockholder, a supplement to this prospectus, if required, will be circulated setting forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at http://www.optioncare.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have “incorporated by reference” into this prospectus certain information we have filed, or will file, with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•                       our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006 (File No. 000-19878);

•                       our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 filed with the SEC on May 10, 2006, August 9, 2006, and November 9, 2006, respectively (File Nos. 000-19878);

•                       our Current Reports on Form 8-K filed with the SEC on March 20, 2006, May 9, 2006, May 10, 2006, May 18, 2006, June 21, 2006, July 20, 2006, August 3, 2006, and November 7, 2006.

•                       The description of Option Care’s common stock, $0.01 par value per share, contained in our registration statement on Form 8-A filed with the SEC on February 20, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

•                       future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Option Care, Inc.
485 Half Day Road, Suite 300
Buffalo Grove, Illinois 60089
(847) 465-2100

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Bryan Cave LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Option Care, Inc. appearing in Option Care, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, including the schedule appearing therein, and Option Care, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us (the “Registrant”) in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission filing fee	$559
Legal fees and expenses	20,000
Accounting fees and expenses	4,000
Printing expenses	3,000
Miscellaneous	500

Total expenses	$28,059

All of the above fees and expenses will be paid by the Registrant.  Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15.   Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law, the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

Our bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.  Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to us and our stockholders. This provision in the certificate of incorporation dues not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Item 16.   Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17.   Undertakings.

(a)               The Registrant hereby undertakes:

(1)                   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided; however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)              The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description

4.1

Indenture Agreement by and among Option Care, Inc. and LaSalle Bank National Association, including the Form of our 2.25% Convertible Senior Notes due 2024. Filed as Exhibit 4.1 to our Current Report on Form 8-K filed on November 11, 2004, and incorporated by reference herein.

4.2

Registration Rights Agreement dated as of November 2, 2004 by and among Option Care, UBS Securities LLC and Piper Jaffray & Co. Filed as Exhibit 4.2 to our Current Report on Form 8-K filed on November 11, 2004, and incorporated by reference herein.

5.1	Opinion of Bryan Cave LLP.

23.1	Consent of Bryan Cave LLP (filed as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on November 21, 2006.

OPTION CARE, INC.

By:	/s/ Rajat Rai
Rajat Rai
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Rajat Rai and Joseph Bonaccorsi, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in furtherance of the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ John N. Kapoor, Ph.D.
John N. Kapoor, Ph.D.	Chairman of the Board	November 15, 2006

/s/ Rajat Rai	Chief Executive Officer and Director	November 20, 2006
Rajat Rai	(Principal Executive Officer)

/s/ Paul Mastrapa	Senior Vice President and Chief Financial Officer	November 21, 2006
Paul Mastrapa	(Principal Accounting Officer and Principal
Financial Officer)

/s/ Leo Henikoff, M.D.
Leo Henikoff, M.D.	Director	November 14, 2006

Signature	Title(s)	Date

/s/ Jerome F. Sheldon
Jerome F. Sheldon	Director	November 16, 2006

/s/ Kenneth S. Abramowitz
Kenneth S. Abramowitz	Director	November 13, 2006

/s/ Edward Blechschmidt
Edward Blechschmidt	Director	November 14, 2006